Exhibit No. 21





        MADISON GAS AND ELECTRIC COMPANY AND CONSOLIDATED SUBSIDIARIES

                EXHIBIT NO. 21--SUBSIDIARIES OF THE REGISTRANT


As of December 31, 1993, the Company owned 100 percent of the voting securities of the following subsidiaries (all Wisconsin corporations):

     MG&E NUCLEAR FUEL INC. -- holds title to Company's portion of the nuclear fuel for Kewaunee.

     MAGAEL INC. -- holds title to property acquired by the Company for future utility plant expansion.

     MAGAEL Material Resources, Inc. -- partner in uranium mining operation whose purpose is to acquire uranium mining reserves and support related mining and production operations to assure an adequate fuel supply for Kewaunee.

     Central Wisconsin Development Corporation -- to assist new and expanding businesses throughout Central Wisconsin.

     Great Lakes Energy Corp. -- Markets natural gas supplies and pipeline capacity to commercial and industrial customers outside of the Company's territory.

     Wisconsin Resources Corporation -- Inactive

     North Central Technologies, Inc. -- Inactive

     Mid America Technologies, Inc. -- Inactive

As of December 31, 1993, the Company owned 50 percent of the voting securities of the following subsidiary (a Wisconsin corporation):

     Superior Lamp Recycling, Inc. -- Recycles fluorescent lamps that are banned from landfills.

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